Exhibit 99.3

[TIPPINGPOINT TECHNOLOGIES LOGO]

CONTACT:

Laura Parker

512-681-8441

lparker@tippingpoint.com

TippingPoint Technologies Announces $24 Million Private Investment

AUSTIN, Texas – Oct. 20, 2003 – TippingPoint Technologies, Inc. (Nasdaq: TPTI), the leader in high-speed intrusion prevention, today announced that it has entered into an agreement to obtain approximately $24 million, in gross proceeds, from investors acquiring 1,995,833 shares of the Company’s common stock at a purchase price of $12.00 per share.

Of the $24 million, $11.40 million is subject to the Company receiving shareholder approval. Shareholders controlling a majority of the outstanding shares of the Company are participating in the transaction, and will acquire their shares in a second closing, subject to such approval.

The Company intends to use net proceeds for working capital and general corporate purposes, including expanded sales and marketing efforts and product development.

The common stock issued in this private placement has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. However, as part of the transaction, the Company agreed to file a resale registration statement with the Securities and Exchange Commission after the second closing of the private placement for purposes of registering the shares of common stock.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About TippingPoint Technologies

TippingPoint Technologies is the leading provider of network-based intrusion prevention systems that deliver in-depth protection and attack eradication for corporate enterprises, government agencies, service providers, and academic institutions. This innovative approach offers customers an effective network-based security solution with unrivaled economics, ultra-high performance, scalability and reliability. TippingPoint is based in Austin, Texas and can be contacted through its Web site at www.tippingpoint.com or by telephone at 1-88UNITYONE.

TippingPoint Technologies, the TippingPoint logo, UnityOne, the UnityOne logo and Digital Vaccine are registered trademarks of TippingPoint Technologies, Inc.

TippingPoint Forward-looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to significant risks and uncertainties. Although TippingPoint believes that the expectations reflected in its forward-looking statements are reasonable, TippingPoint can give no assurance that such expectations or any of its forward-looking statements will prove to be correct, and future results may differ from those discussed in this press release. Important information regarding the factors that may affect TippingPoint’s future performance is included in its public reports that it files with the Securities and Exchange Commission. TippingPoint disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future event, change in expectations, conditions or circumstances, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by TippingPoint or any other person that the events or circumstances described in such statement are material.

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